Mistras Group Elevates Key Executives
PRINCETON JUNCTION, N.J. - April 28, 2016 - MISTRAS Group, Inc. (NYSE: MG) is pleased to announce it has elevated members of its organizational leadership team. Dennis M. Bertolotti has been promoted to President and Chief Operating Officer (COO) of MISTRAS Group worldwide. Jonathan H. Wolk now holds the title of Senior Executive Vice President, and will continue to serve as Chief Financial Officer (CFO) and Treasurer. The changes will be effective June 1, 2016.
Both executives will continue to report to Dr. Sotirios J. Vahaviolos, MISTRAS Group’s Chairman and Chief Executive Officer, and operate from the company’s world headquarters in Princeton Junction, New Jersey, USA.
“Dennis has spearheaded the efforts to make our Services Division one of the very best in the world, and has helped mold MISTRAS into a global industry leader,” said Dr. Vahaviolos. “Jon’s work to improve profit margins, streamline processes, and make our operations more efficient, as well as the wealth of knowledge and experience he has contributed to MISTRAS and the senior management team, have been extremely valuable for MISTRAS. I have complete confidence that Dennis and Jon will continue to lead our company to even greater heights.”
As part of the promotion, Mr. Bertolotti will have all of the Company’s operating business units, both domestic and international, reporting directly to him. Mr. Bertolotti joined MISTRAS in 2003 when the company acquired Conam Inspection Services, for whom he served as Vice President of Operations. He has since held various executive positions with MISTRAS, including President and COO of the company’s Services Division and, most recently, Group Executive Vice President, President of Services of the Americas. He received his MBA and Bachelor of Science degrees from Otterbein College and his Associate of Science degree in nondestructive testing (NDT) from Moraine Valley Community College. Dennis has over 30 years of experience in the NDT industry, having previously held ASNT Level III and various American Petroleum Institute (API) certifications.
Mr. Wolk will take on oversight of the Company’s Information Technology function, including the company’s Global Enterprise Resource Planning (ERP) system. Prior to joining MISTRAS in 2013, Mr. Wolk served as Senior Vice President and CFO of American Woodmark Corporation, a publicly-traded manufacturer of kitchen and bath cabinetry. Jon brings a strong track record of operational business support and organizational leadership to his new role, with over 30 years of experience as a senior financial leader. He graduated Summa Cum Laude from the State University of New York at Albany, and has held executive and management positions with TradeCard Inc., GE Capital, Pitney Bowes, and KPMG.
Michael J. Lange, Vice Chairman of the Board of Directors and Senior Group Executive Vice President of Global Business Development, Marketing & Strategic Planning will take on the additional responsibilities of purchasing, which includes pricing and sourcing of large global capital expenditures.

About MISTRAS Group, Inc.
MISTRAS is a leading “one source” global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with asset life extension, improved productivity and profitability, compliance with government safety and environmental regulations, and enhanced risk management operational decisions.
MISTRAS uniquely combines its industry-leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; destructive testing (DT) services; process and fixed asset engineering and consulting services; and its world class enterprise inspection data management and analysis software (PCMS™) to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at http://www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.